UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 30, 2007

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (c) Departure of Certain Officers; Appointment of Certain Officers.

Aurora Oil & Gas Corporation today announced that its board of directors has named Ronald E. Huff (age 52) to serve as the company’s President and to be responsible for the operations of the company, effective as of May 30, 2007. Mr. Huff will also continue in his current position as Chief Financial Officer of the company. William W. Deneau will continue in his position as Chairman of the board of directors and as Chief Executive Officer and will concentrate on the strategic direction of the company.

Mr. Deneau said that the company’s board unanimously selected Mr. Huff based on his broad management background and his many years of experience in the oil and gas business. Mr. Huff has been the company’s Chief Financial Officer since June 2006 and has been a member of its board of directors since October 2005. From 1999 to 2004, Mr. Huff was a Principal and Founder of TriMillennium Ventures, LLC, a private equity investment company. From 1986 to 1999, Mr. Huff was an executive at Belden & Blake Corporation serving as Chief Financial Officer and President of this large Appalachian and Michigan Basin exploration and production company.

The Company entered into an employment agreement with Ronald E. Huff on June 19, 2006 relating to his service as our Chief Financial Officer. This agreement provides for a term of two years and an annualized salary of $200,000 per year. The company also agreed to award Mr. Huff a stock bonus in the amount of 500,000 shares of common stock on January 1, 2009, so long as Mr. Huff remains employed by the Company through June 18, 2008. Further details of the employment agreement may be found in Exhibit 10.10 attached to the company’s June 30, 2006 Form 10-QSB which was filed on August 7, 2006.

The board of directors has also named John C. Hunter (age 56) as Vice President of Exploration and Production, effective as of May 30, 2007. Mr. Hunter is a petroleum engineer with over thirty years of oil and gas experience. He has worked for AOG since 2005 as Senior Petroleum Engineer. From 2004 to 2005, Mr. Hunter was Executive Vice President of Wellstream Energy Services providing petroleum engineering consulting services. From 2000 to 2004, Mr. Hunter was President of Terra Drilling Services, LLC and TerraFluids, LLC which provides short radius horizontal drilling services as well as drilling and completion fluids in the United States. From 1995 to 2004, Mr. Hunter was Director of Exploitation of Torch Energy Advisors, Inc. located in Houston, Texas where he managed a staff of 15 employees dedicated to the development of oil and natural gas properties.

Additionally, Thomas W. Tucker (age 65) has announced that he will retire as Vice President of Exploration effective June 30, 2007 and will work with Mr. Hunter on transitional matters until his retirement. The company also has made arrangements with Mr. Tucker to be available in a consulting capacity through December 31, 2007 to assist the company on various matters. Mr. Tucker is one of the original founders of Aurora Energy, Ltd., which merged with the company in 2005.

A copy of the press release is attached as Exhibit 99.1 to this report.

Item 5.03 Amendment of Bylaws.

Effective June 1, 2007, Aurora Oil & Gas Corporation, by action of its Board of Directors, amended its by-laws to provide a nomination process for candidates of the Board of Directors. A new Section 2 was added to Article III, reading in its entirety as follows:

“Nominations. Candidates for the Board of Directors shall be nominated only pursuant to the procedure provided in the corporation’s Nominating and Corporate Governance Committee Charter, as it may be amended from time to time by the Board of Directors. Shareholders may propose nominees for director positions to the corporation’s Nominating and Corporate Governance Committee at the times specified in the corporation’s proxy statement for the previous annual meeting of the Shareholders, or if no time is so specified, no later than the end of the corporation’s last fiscal year prior to the date of the annual meeting of the Shareholders at which the directors will stand for election. The Nominating and Corporate Governance Committee is not required to place any name proposed by a Shareholder into nomination for a director position.”

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Aurora Oil & Gas Corporation press release dated May 30, 2007, entitled “Aurora Oil & Gas Corporation Announces Appointment of New Officers.”

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: May 30, 2007
/s/ William W. Deneau

By:  William W. Deneau
Its:  Chief Executive Officer